                                                                         ANNEX A

E.W. BLANCH HOLDINGS, INC.
500 N. AKARD, SUITE 4500
DALLAS, TEXAS 75201

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED,
                           AND RULE 14F-1 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. NO PROXIES ARE CURRENTLY BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

    This Information Statement (this "Information Statement") is being mailed on or about April 30, 2001 to the holders of record on April 25, 2001, of the shares of common stock, par value $.01 per share (the "Shares"), of E.W. Blanch Holdings, Inc. (the "Company"). It is being furnished in connection with the appointment of certain designees (the "Designees") of Benfield Greig Group plc, a public limited company organized under the laws of England and Wales ("Parent"), to the Board of Directors of the Company (the "Board").

    The Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 15, 2001, with Parent and Barrel Acquisition Corporation, a Delaware corporation ("Purchaser"). The Merger Agreement was included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the "SEC") on April 16, 2001 and is incorporated herein by reference.

    Pursuant to the Merger Agreement, on the date hereof, Purchaser commenced a tender offer (the "Offer") to purchase all of the outstanding Shares at a price of $13.50 per Share, net to the seller in cash, after payment of any withholding taxes and without interest. After satisfaction of certain conditions set forth in the Merger Agreement, Purchaser shall be merged with and into the Company.

    The Merger Agreement provides that upon Purchaser's purchase pursuant to the Offer of at least a majority of the issued and outstanding Shares, Purchaser shall be entitled to designate such number of directors (the "Designees") on the Board, rounded up to the next whole number, as will give Purchaser representation on the Board equal to the product of (i) the number of authorized directors on the Board (including the directors appointed by Purchaser) and
(ii) the percentage that the number of Shares owned by Parent, Purchaser and any of their affiliates bears to the aggregate number of Shares outstanding. The Company shall, upon the request of Purchaser, increase the size of the Board or secure the resignations of such number of directors as is necessary to enable the Designees to be elected to the Board and shall cause the Designees to be so elected. At the request of Purchaser, the Company will cause the Designees to constitute the same percentage of (i) each committee of the Board, (ii) the board of directors of each subsidiary of the Company and (iii) the committees of each such board of directors.

    The information contained in this Information Statement concerning Parent and Purchaser has been furnished to the Company by Parent or Purchaser. Accordingly, the Company assumes no responsibility for the accuracy or completeness of such information.

    No action is required by the Company's stockholders in connection with the appointment of the Designees to the Board. Under Section 14(f) and Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company must mail to its stockholders the information contained in this Information Statement prior to a change in a majority of the Company's directors because such change in control shall not occur at a stockholder meeting.

    The principal executive offices of the Company are located at 500 N. Akard, Suite 4500, Dallas, Texas 75201. As of March 31, 2001, there were 13,045,434 Shares issued and outstanding. Stockholders are entitled to one vote for each Share owned.

                               LEGAL PROCEEDINGS

    The Company, Parent and certain of their respective subsidiaries and directors, officers and employees are parties to a lawsuit entitled E.W. Blanch Co., Inc. and E.W. Blanch Holdings, Inc. v. Rodman Fox, Paul Karon, and Benfield Greig Group plc, Benfield Greig (Holdings) Inc., Benfield Greig, Inc., Bates Turner Intermediaries, L.L.C., and Benfield Greig, L.L.C. v. Edgar W. Blanch, Jr. and Chris Walker (Tex., No. 00-3215-C), as well as the following two interlocutory appeals from this lawsuit: (i) E.W. Blanch Co., Inc. and E.W. Blanch Holdings, Inc. v. Rodman Fox, Paul Karon, and Benfield Greig, LLC (Tex. App., No. 05-00-01031-CV) and (ii) In Re Rodman Fox, et al. (Tex. App.,
No. 05-01-00515-CV). These legal proceedings stem from the resignation of Rodman Fox, a former director of the Company and a former executive officer of a subsidiary of the Company, who is now an executive officer of a subsidiary of Parent, and Paul Karon, who was an executive officer of a subsidiary of the Company. Following Mr. Fox's resignation from the Company on March 20, 2000, he sued the Company, seeking a declaration that the restrictive covenants in his employment agreement with the Company were unenforceable. The Company counterclaimed against Messrs. Fox and Karon and Parent, alleging breach of fiduciary duty, misappropriation of confidential information, tortious interference with contractual relations and violation of restrictive covenants, based on alleged actions by these parties both before and after Messrs. Fox and Karon resigned from the Company. For a more complete description of the facts and circumstances surrounding these cases and the progress of these cases, please refer to note 3 of Item 3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Pursuant to the Merger Agreement, the parties have agreed to stay these legal proceedings pending the consummation of the Offer. The stay postpones a trial date which had been set for July 10, 2001. In the event the Merger is consummated, these actions would be dismissed. The parties to the actions would no longer have liability for, or potential value from, the proceedings.

                                  DESIGNATION

    The Board is currently composed of three (3) staggered classes, two (2) of which consist of three (3) directors each and one (1) of which consists of one
(1) director. If Purchaser acquires a majority of the outstanding Shares in connection with the Offer, the Company shall increase the size of the Board or secure resignations of such number of directors as is necessary to enable Purchaser to designate such percentage of directors described above. Upon the acquisition of a majority of the Shares by Purchaser, Purchaser intends to designate and has agreed to designate from among the following Designees an appropriate number of persons to the Board. Such election shall result in a change of control of the Company. If Purchaser does not acquire such majority of the Shares, no change of control will occur. The Designees may take office at any time following their election, but not less than ten (10) days after the Company files this Information Statement with the SEC and transmits it to its stockholders of record who would be entitled to vote at a meeting for election of directors.

    Notwithstanding the foregoing, in the event that the Designees become members of the Board, until the closing of the Merger the Board shall have two directors who were directors on the date of execution of the Merger Agreement. Prior to the closing of the Merger, any amendment of, or any waiver granted to Parent or Purchaser under, any provision of the Merger Agreement will require the authorization of a majority of these continuing directors.

    The following information sets forth the full name, age and five (5) year business experience of each possible Designee. Purchaser has informed the Company that, to the best of its knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    Timothy James Burton, LLB, age 44, has served as Group Legal Counsel of Parent since November 1998 and Company Secretary of Parent since January 1999. He was a partner at Hill Taylor Dickinson from December 1996 until October 1998 and a partner at McKenna & Co. prior to 1996.

    Grahame David Chilton, age 42, has been a director of Parent since September 1988. Mr. Chilton has been chief executive officer and a director of Parent since early 1997 and 1996, respectively.

    David John Coldman, age 53, has been chairman of Parent since October 1996. From September 1988 to October 1996 Mr. Coldman was managing director of Parent. He was chairman of BRIT Insurance Holdings PLC (formerly The Benfield and REA Investment Trust PLC) from November 1996 until January 2000.

    Rodman Reeder Fox, age 37, has been a director and reinsurance broker of Parent since March 2000. From prior to 1996 until March 2000 Mr. Fox was an employee, president and chief operating officer of E.W. Blanch Co., Inc., a wholly owned subsidiary of the Company, and was a director of the Company from April 1999 to March 2000.

    Dr. Keith Harris, age 48, has been a non-executive director of Parent since November 1999 and a director of Seymour Pierce Group plc since April 2000. Mr. Harris was an investment banker at HSBC Investment Bank plc from 1994 until April 2000. Mr. Harris is currently a director of the following Companies: CLS Holdings PLC; First Britannia Mezzanine NV; First Britannia Mezzanine BV; F C Fortune (South Africa); The Football League; FL PTV; Radio First PLC; Power Channel Inc.; Jamies Bars PLC; Seymour Pierce Group PLC; and Wembley National Stadium Ltd.

    Andrew Terrence MacKay-MacDonald, age 40, has been chief operations officer and a director of Parent since March 2000. Prior to that time, Mr. MacKay-MacDonald had been operations officer of Parent since 1996.

    Rt. Hon. Francis Anthony Aylmer Maude, age 47, has been a non-executive director of Parent since November 1999. Rt. Hon. Maude has been a non-executive director of Businessforsale.com plc since April 1999. He has been a member of Parliament since May 1997. Prior to 1996 he was a managing director of Morgan Stanley.

    Joseph McGrane, age 46, has been a director of Parent since December 1999. From August 1993 to December 1999 Mr. McGrane was a managing director and reinsurance broker of Royal Bank Development Capital Limited. He has been a director of British Venture Capital Association since June 1998 and a director of Spiparex Associates since June 1997.

    David Hutchinson Spiller, age 44, has been a director and reinsurance broker of Parent since November 1997. Mr. Spiller has been a reinsurance broker of Greig Fester Group Ltd. since before 1996. Prior to 1997, has was a director of Greig Fester Group Ltd.

    John Lindsay Pearce Whiter, age 50, has been chief financial officer and a director of Parent since 1994.

                  MANAGEMENT AND PRINCIPAL SECURITY OWNERSHIP

    The following table shows: (i) the names and principal business addresses of the Company's current directors, executive officers and beneficial owners of 5% or more of the issued and outstanding Shares; (ii) the number of Shares that such persons beneficially owned or had the right to acquire beneficial ownership of as of April 27, 2001; and (iii) the percentage of the Company's outstanding Shares that such beneficial ownership constitutes. The business address of each of Ms. Wollenberg, Messrs. Blanch, Ingrey, Isom, Land, Madden, O'Keefe, Rothmeier Walker, Billings and Eridkson is that of the Company.

                                                           AMOUNT AND NATURE      PERCENT OF
NAME OF BENEFICIAL OWNER                                OF BENEFICIAL OWNERSHIP      CLASS
------------------------                                -----------------------   -----------
Edgar W. Blanch, Jr...................................           671,454(1)           5.15%

Paul B. Ingrey........................................            44,500(2)              *

Gerald A. Isom........................................             3,334(3)              *

James N. Land, Jr.....................................            22,000(4)              *

William B. Madden.....................................            14,000(5)              *

Daniel P. O'Keefe.....................................            38,051(14)             *

Steven G. Rothmeier...................................            16,000(6)              *

Chris L. Walker.......................................           505,010(7)           3.87%

Susan B. Wollenberg...................................             3,400(15)             *

All directors and executive officers as a group (9             1,265,249              9.70%
  persons)............................................

Scott Billings........................................             1,027(17)             *

James Erickson........................................             6,821(18)             *

American Express Financial Corporation ...............           770,179(8)           5.90%
IDS Tower 10
Minneapolis, Minnesota 55440

BankAmerica Corporation ..............................           768,600(9)           5.89%
555 California Street, Suite 2600
San Francisco, CA 94104

Capital Research and Management Company ..............         1,110,000(10)          8.50%
SMALLCAP World Fund, Inc. ............................           860,000(10)          6.59%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.745,300(11) .................................           745,300(11)          5.71%
82 Devonshire Street
Boston, MA 02109

                                                           AMOUNT AND NATURE      PERCENT OF
NAME OF BENEFICIAL OWNER                                OF BENEFICIAL OWNERSHIP      CLASS
------------------------                                -----------------------   -----------
Kayne Anderson Rudnick Investment Management, LLC ....           785,419(12)          6.02%
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067

Royce & Associates, Inc. .............................         1,399,300(13)         10.73%
Royce Management Company .............................            55,100(13)             *
Charles M. Royce, Controlling Person
1414 Avenue of the Americas
New York, NY 10019

------------------------

*   Indicates ownership of less than 1% of the outstanding Shares.

(1) Includes 9,819 Shares held in Mr. Blanch's 401K account, 35,000 shares held in Mr. Blanch's EWB Retirement Account, 150,000 Shares subject to a Put/Call Option and 455,910 vested options.

(2) Includes 10,000 Shares beneficially owned by a family trust and which, due to Mr. Ingrey's position as trustee of such trust, may be deemed to be beneficially owned by him. Includes 12,000 Shares owned by Mr. Ingrey's spouse as to which he disclaims beneficial ownership. Includes 11,000 vested options.

(3) Includes Mr. Isom's 3,334 vested options.

(4) Includes Mr. Land's 11,000 vested options.

(5) Includes 1,000 Shares beneficially owned by Mr. Madden's spouse as to which he disclaims beneficial ownership. Includes 11,000 vested options.

(6) Includes 1,000 Shares owned by a trust and which, due to Mr. Rothmeier's position as co-trustee of such trust, may be deemed to be beneficially owned by him. Includes Mr. Rothmeier's 11,000 vested options.

(7) Includes 1,221 Shares held in Mr. Walker's 401K account and 1,439 Shares held by Mr. Walker in the Company's Employee Stock Purchase Plan. Includes 298,128 vested options.

(8) Based on a Schedule 13G dated December 31, 1999 prepared by American Express Financial Corporation ("Amex Financial") and filed with the Securities and Exchange Commission. Amex Financial and American Express Company ("Amex") had shared voting power with respect to 14,800 Shares and shared dispositive power with respect to 770,179 Shares. Amex Financial also reported that it was an investment advisor and that Amex was a parent holding company.

(9) Based on a Schedule 13G dated February 8, 1999 prepared by BankAmerica Corporation ("BankAmerica") and filed with the Securities and Exchange Commission. BankAmerica and certain of its affiliates and subsidiaries had shared voting power and shared dispositive power with respect to 768,600 Shares. BankAmerica also reported that this filing was made in its capacity as a bank holding company, and as the successor to all assets and liabilities after a merger between NationsBank Corporation and BankAmerica on September 30, 1998.

(10) Based on a Schedule 13G, dated February 9, 2001, prepared jointly by Capital Research and Management Company ("Capital") and SMALLCAP World
    Fund, Inc. ("SMALLCAP"), filed with the Securities and Exchange Commission. Capital reported that it is an investment advisor to SMALLCAP and others. Capital had sole dispositive power with respect to 1,100,000 Shares. Capital disclaims beneficial ownership of these shares pursuant to Rule 13d-4. SMALLCAP reported that it is an investment company. SMALLCAP had sole voting power with respect to 860,000 Shares. Capital and SMALLCAP reported that the filing was made pursuant to an agreement to file jointly.

(11) Based on an amended Schedule 13G dated, December 31, 2000, prepared by FMR Corp. and filed with the Securities and Exchange Commission. FMR Corp. and certain of its affiliates and subsidiaries had sole voting power with respect to 228,100 Shares, no shared voting power with respect to the Shares and sole dispositive power with respect to 745,300 Shares. FMR Corp. also reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, and that none of such persons had an interest relating to more than 5% of the Company's outstanding Shares.

(12) Based on a 13G, dated February 9, 2001, prepared by Kayne Anderson Rudnick Investment Management, LLC ("Kayne") and filed with the Securities and Exchange Commission. Kayne had shared voting power and shared dispositive power for 785,419 Shares. Kayne reported that it is an investment advisor. Kayne disclaims beneficial ownership of the Shares reported.

(13) Based on an amended Schedule 13G, dated February 5, 2001, prepared by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles M. Royce, filed with the Securities and Exchange Commission. Royce had sole voting and dispositive powers with respect to 1,399,300 Shares and RMC had sole voting and dispositive powers with respect to 43,600 Shares. Royce and RMC reported that the filing was made on their behalf as investment advisers. Mr. Royce reported that he may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to be a beneficial owner of such securities beneficially owned by Royce and RMC. Mr. Royce also reported that he does not own any Shares of the Company's Common Stock and he disclaims beneficial ownership of the Shares held by Royce and RMC.

(14) Includes 2,434 Shares held in Mr. O'Keefe's 401K account, 593 Shares held by Mr. O'Keefe's spouse in a Retirement Plan and 28,629 vested options.

(15) Includes 66 Shares held in Ms. Wollenberg's 401K account and 3,334 vested options.

(16) Includes approximately 180 Shares owned jointly with his spouse.

(17) Includes 195 Shares held in Mr. Billing's 401K account, 1,625 options, 592 of which are vested, and 240 vested restricted Shares.

(18) Includes 347 Shares held in Mr. Erickson's 401K account, 10,854 options, 5,663 of which are vested, and 811 vested restricted Shares.

                       BOARD OF DIRECTORS AND COMMITTEES

    Following are the names, ages and business experience during the past five
(5) years of the Company's current directors (the "Directors").

    Paul B. Ingrey, age 61, has served as a Director of the Company since January 1997. Mr. Ingrey retired in January 1997 from F&G Re, which he helped found and where he served as Chairman of the Board and Chief Executive Officer from January 1996 until his retirement. Prior to 1996, Mr. Ingrey served as President of F&G Re. F&G Re was a reinsurance company and a division of United States Fidelity and Guaranty Company, which was purchased by St. Paul Re Corp. in 1998.

    James N. Land, Jr., age 71, has served as a Director of the Company since April 1993 and as a corporate financial consultant to a number of companies since October 1976. Mr. Land currently serves on the Board of Directors of Riviera Holdings Corporation. In addition, Mr. Land served on the Executive Committee of the Board of Directors of The First Boston Corporation from 1967 to 1976.

    Chris L. Walker, age 43, was appointed Chairman of the Board and Chief Executive Officer on January 25, 2001. Prior to then he served as President and Chief Operating Officer of the Company, offices to which he was appointed in July 1995. Mr. Walker has been a Director of the Company since October 1994 and previously served as Executive Vice President from March 1993 to July 1995.
Mr. Walker has been associated with predecessors of the Company since 1980. From 1985 to 1990, he served as Vice President, from 1990 to 1993, he served as Senior Vice President, and from February 1993 to March 1993, he served as Executive Vice President of those predecessors. He also is currently serving as President and Chief Executive Officer of the Company's wholly owned subsidiary, E. W. Blanch Co., Inc.

    Edgar W. Blanch, Jr., age 64, served as Chief Executive Officer and Chairman of the Board of the Company from its formation in March 1993 until January 25, 2001. He currently serves as Chairman Emeritus. Mr. Blanch has been associated with predecessors of the Company since 1958. From 1976 to 1993, he served as Chief Executive Officer of those predecessors.

    William B. Madden, age 61, has served as a Director of the Company since April 1993 and as the President of Madden Securities Corporation, a general securities and investment banking firm, since 1986. Mr. Madden currently is on the Board of Directors of Mercantile Bank and Trust and serves as a Director of Pillowtex Corporation.

    Steven G. Rothmeier, age 54, has served as a Director of the Company since April 1993 and as Chairman of the Board of Directors and Chief Executive Officer of Great Northern Capital, a private investment management firm, since
March 1993. Mr. Rothmeier served as President of IAI Capital Group, a venture capital and merchant banking firm, from 1989 to 1993 and as Chairman of the Board of Directors and Chief Executive Officer of NWA, Inc. and Northwest Airlines Inc. from 1985 to 1989. Mr. Rothmeier currently is a Director of GenCorp, Department 56, Inc., Precision Castparts Corp., and Waste
Management, Inc.

    Gerald A. Isom, age 62, has served as a Director of the Company since December of 1999, when he was appointed to the vacancy created by the retirement of Mr. Joseph Sargent. Mr. Isom was President of CIGNA Property & Casualty from March 1993 until his retirement in August 1999. Mr. Isom began his insurance career with Fireman's Fund. In June 1985 he became president and chief executive officer of Transamerica Insurance; he also served as a group Vice President of Transamerica Corporation from 1991 to 1993. Mr. Isom is currently a director of Clinician Support Technology, Inc., a member of the Ohio Valley College Board of Trustees and a member of the Pepperdine University Board of Regents.

    Other than as set forth in this Information Statement, there are no agreements or understandings for the Company's officers or directors to resign at the request of another person, and the Company's officers and directors have not acted and will not act on behalf of or at the discretion of any other person.

    The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating or similar committee.

    The Audit Committee of the Company is currently composed of Messrs. Madden (Chair), Ingrey, Isom, Land, and Rothmeier. All Audit Committee members are "independent" as that term is defined by the Audit Committee Charter and by New York Stock Exchange listing standards.

    The Audit Committee reviews the Company's annual financial statements and auditors' reports, recommends the selection of the Company's independent accountants, reviews and approves the scope of the annual audit by the Company's independent accountants, reviews the performance of the Company's independent accountants and their fees and other compensation and reviews the Company's systems of internal controls and other factors that pertain to the accuracy, integrity and completeness of the Company's published financial reports. This Committee met four (4) times during the year 2000.

    The Company and its independent auditors, Ernst & Young LLP, have completed the audited financial statements for the year 2000. The Audit Committee Report with respect to the year 2000, attached as Appendix A to the Proxy Statement on
Schedule 14A filed by the Company with the SEC, is incorporated herein by reference. The Board has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Exhibit A.

    The Compensation Committee of the Board (the "Compensation Committee") consists of Messrs. Ingrey, Isom, Land, Madden and Rothmeier. The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants awards under the Company's employee stock plans. None of Messrs. Ingrey, Isom, Land, Madden and Rothmeier received any compensation from the Company other than their compensation as directors or has ever served as officer or employee of the Company or any of its subsidiaries.

    The Compensation Committee oversees the administration of the Company's compensation policies and practices, establishes and administers the compensation plans of members of senior management, administers the Company's stock incentive plans and authorizes awards granted thereunder, and reports annually to the stock holders of the Company on matters concerning the compensation of executives of the Company. The Compensation Committee had six
(6) meetings during the year 2000.

    During the year 2000, the Board held eighteen (18) meetings. All Directors except Kaj Ahlmann attended at least 75% of the meetings of the Board and committees on which they served; Mr. Ahlmann attended 67% of such meetings.

    Directors of the Company who are not officers or employees of the Company receive a fee of $9,000 per quarter plus $1,000 per meeting, including committee meetings, attended. Directors of the Company who are officers or employees of the Company do not receive additional compensation for their services as a Director. No Director receives additional compensation for serving on a committee other than the fee for attendance at committee meetings. Directors of the Company who are not officers or employees of the Company may elect to receive their fees in the form of Common Stock of the Company, or to defer receipt of such fees and have the deferred amounts treated as if invested in Common Stock, pursuant to the Company's Non-Employee Directors' Stock Plan. The Company's non-employee Directors are entitled to reimbursement of travel expenses incurred in connection with their services as Director. Except as otherwise provided herein or in the section "Directors' Stock Option Plan," Directors of the Company who are not officers or employees of the Company receive no other compensation.

                               EXECUTIVE OFFICERS

    Following are the names, ages and business experience during the past five
(5) years of the Company's current executive officers.

    Chris L. Walker, age 43, has been the Chairman of the Board, Chief Executive Officer and President of the Company since January 2001. From July 1995 to January 2001, Mr. Walker was President and Chief Operating Officer of the Company. From March 1993 to July 1995, Mr. Walker was Executive Vice President of the Company.

    Susan B. Wollenberg, age 37, has been Executive Vice President and Chief Financial Officer of the Company since December 2000. From January 2000 to December 2000, Ms. Wollenberg was Senior Vice President and Chief Financial Officer of the Company. From January 1999 to December 1999, Ms. Wollenberg was Second Vice President and Manager of Strategic Investments of Employers Reinsurance Corporation, and from April 1993 to January 1999 she was Second Vice President and Manager of Financial Planning and Analysis of that same company.

    Daniel P. O'Keefe, age 48, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since April 2000. From
April 1996 to April 2000, Mr. O'Keefe was Senior Vice President, General Counsel and Corporate Secretary of the Company. Prior to joining the Company he was a partner at the law firm of Dorsey & Whitney LLP.

              EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

EMPLOYMENT AGREEMENTS

    On May 6, 1993, at the time of the Company's initial public offering, the Company entered into employment agreements with Messrs. Blanch and Walker. These agreements provide for an initial term of three years and are renewable thereafter on a month-to-month basis at a minimum annual salary as follows:
Mr. Blanch ($895,000), and Mr. Walker ($265,000). On January 1, 1997, the Company entered into a new employment agreement with Mr. Blanch; this agreement provides for a term of five years and a minimum annual salary of $1,000,000. On March 2, 1998 the Company entered into an employment agreement with Mr. Daniel
P. O'Keefe; the term of this agreement is from March 2, 1998 to March 31, 2001; the agreement is renewable thereafter on an annual basis and provides for a minimum annual salary of $265,000. On January 24, 2000 the Company entered into an employment agreement with Ms. Susan Wollenberg; the term of this agreement is from January 24, 2000 to March 31, 2002; the agreement is renewable thereafter on an annual basis and provides for a minimum annual salary of $175,000. Pursuant to the terms of the employment agreements, each executive has certain prohibitions from competing against the Company for a period ending two years after the termination of the executive's employment with the Company.

    The Company has entered into change of control Severance Agreements (the "Agreements") with Messrs. Blanch, Walker, O'Keefe and Ms. Wollenberg (the "Executives"). The Agreements provide for certain payments and other benefits from the Company to the Executives if, following a Change in Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason. Such payments and benefits include:
(i) with respect to Messrs. Blanch and Walker, severance pay equal to three times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination) and with respect to Mr. O'Keefe and Ms. Wollenberg, severance pay equal to two times the Executive's salary, bonus and incentive payments (at the highest annual rate in effect during the three years prior to the termination); (ii) a lump-sum payment equal to the benefit the Executive would have received under the Company's retirement plan if he had remained employed by the Company at the compensation level provided by the Agreement for three years following the date of termination; (iii) payment for (a) any earned bonus for the preceding fiscal year not already paid; and (b) any vacation earned or accrued but not taken;
(iv) the payment of legal fees and expenses relating to the termination;
(v) the termination of any noncompetition arrangement between the Company and the Executive; and (vi) a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. Under the Agreements, "Cause" is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; "Good Reason" is defined to include a change in the Executive's responsibility or status which is not comparable with those prior to a Change in Control, a reduction in salary or benefits, or a mandatory relocation; and "Change in Control" is defined to include a change in the control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 20% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of the Company's Board, or another event the majority of the Continuing Directors determines to be a Change in Control. The Agreements for Messrs. Blanch, Walker and O'Keefe cover an initial period from July 24, 1997 to April 1, 2001 and are automatically extended on an annual basis thereafter unless notice is otherwise given. The Agreement for Ms. Wollenberg covers an initial period from January 24, 2000 to April 1, 2001 and is automatically extended on an annual basis thereafter unless notice is otherwise given. All of the Agreements were automatically extended for one year as of April 1, 2001.

EMPLOYMENT AGREEMENTS WITH PURCHASER

    In connection with the Merger Agreement, the Company, at the request of Parent, entered into employment agreements (with two or three year terms of employment) and forms of a confidentiality agreement and restrictive covenant with approximately 15 of the Company's managers and key employees, in each case conditioned and effective upon the consummation of the Merger. None of the employees that have executed these employment agreements is a director or executive officer of the Company.

    Under these new employment agreements, the employees will generally continue to receive substantially the same salaries and benefits that they received from the Company immediately prior to the signing of the Merger Agreement. Under the confidentiality agreement and restrictive covenant, each employee will be permanently precluded from disclosing proprietary information related to the Company and its affiliates. In addition, the confidentiality agreement and restrictive covenant will preclude each employee during the employee's term of employment and for one year thereafter from (i) soliciting the Company's customers or employees or (ii) making disparaging comments about the Company. In consideration of each employee's willingness to enter into the confidentiality agreement and restrictive covenant (and, in the case of two employees, the release of the Company's obligations under certain change of control severance agreements), the employment agreements provide that, as of the closing date of the Merger, Parent will issue the employee a specified number of restricted stock units of Parent. Each restricted stock unit will represent an employee's right to receive one ordinary share of Parent's ordinary stock, subject to the vesting and delivery restrictions set forth in the employment agreement.

    Parent has also expressed an interest in retaining as employees of the Company Messrs. Blanch, Walker and O'Keefe and Ms. Wollenberg. To date, however, none of these individuals has entered into a new employment agreement providing for employment by the Company after the Merger.

                          DIRECTORS' STOCK OPTION PLAN

    Pursuant to the Company's Directors' Stock Option Plan (the "Directors' Stock Option Plan") adopted on July 24, 1997, each non-employee Director automatically receives an initial stock option grant for 5,000 shares of Common Stock on the date such person first becomes a Director and an additional annual stock option grant for 2,000 shares of Common Stock on the date of the annual meeting of shareholders in each year. The initial stock option grant of 5,000 shares was granted to each non-employee Director in office on the date the Directors' Stock Option Plan was adopted and to Mr. Isom on December 20, 1999, when he became a member of the Company's Board. The initial stock option grant vests one-third on the date of grant and one-third on each of the first and second anniversary dates of the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual option grants vest in full six months following the date of grant, provided the non-employee Director is still a Director of the Company on such date. The annual stock option grant is only awarded to non-employee Directors who have served since the date of the last annual meeting of shareholders and who will continue to serve as Directors after the date of such grant. All options granted under the Directors' Stock Option Plan are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant.

    There are currently 300,000 Shares authorized for issuance under the Directors' Stock Option Plan.

    Should an option expire or terminate for any reason prior to exercise in full, the Shares subject to the portion of the option not exercised will be available for subsequent option grants under the Directors' Stock Option Plan.

    At the Effective Time of the Merger, each outstanding option will be cancelled and converted into the right to receive a cash payment of $13.50 minus the exercise price of such option, without interest. The exercise price of the options currently held by the Directors and executive officers of the Company exceeds the Merger Consideration.

               EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth certain compensation information for the years 1998 through 2000 with respect to the annual and long term compensation of the Company's Chief Executive Officer and each of the four
(4) most highly compensated executive officers in the year 2000.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                               ANNUAL COMPENSATION                         AWARDS
                                               -------------------                       SECURITIES
                                                                     OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR      SALARY    BONUS($)(1)   COMPENSATION($)(2)     OPTIONS(#)
---------------------------   --------   --------   -----------   ------------------   --------------
Edgar W. Blanch, Jr.(3).....    2000     $904,167    $ 87,188          $16,039                  0
  Director..................    1999     $800,000    $159,352          $73,755             41,864
                                1998     $800,000    $764,292                0                  0

Chris L. Walker(3)..........    2000     $551,667    $ 56,672          $ 4,345             15,000
  Chairman of the Board,....    1999     $480,000    $ 95,611                0             49,691
  President and CEO.........    1998     $455,000    $598,575                0             15,000

Kaj Ahlmann(4)..............    2000     $576,875    $ 42,513          $24,368                  0
  Vice Chairman.............    1999     $ 66,667           0                0            250,000

Rodman R. Fox(5)............    2000     $142,917           0          $ 3,440                  0
  Executive Vice
    President...............    1999     $400,000    $ 79,686                0             40,411
  of E.W. Blanch Co. Inc....    1998     $400,000    $582,146                0             12,000

Daniel P. O'Keefe...........    2000     $231,875    $ 11,561                0             20,000
  Executive Vice
    President...............    1999     $212,000    $ 42,242                0                888
  and General Counsel.......    1998     $203,000    $ 43,532                0                  0

Ian D. Packer...............    2000     $101,346           0                0                  0
  Executive Vice
    President...............    1999     $285,000           0                0              8,782
  and Chief Financial
 Officer(6).................    1998     $240,000    $174,288          $35,334                  0

Susan B. Wollenberg.........    2000     $189,455           0          $50,692              0,000

------------------------

(1) "Bonus" for 2000 consisted solely of vested Shares which were paid on April 1, 2001 pursuant to the Executive Restricted Stock Incentive Plan for 2000, as follows: Mr. Blanch (5,000 Shares); Mr. Walker (3,250 Shares);
    Mr. Ahlmann (2,438 Shares); and Mr. O'Keefe (663 Shares). The value of such Shares is based on $17.4375 per Share, the closing price of a Share on the New York Stock Exchange on December 29, 2000, which was the last trading day of the calendar year 2000.

    No bonus was paid under the 2000 Management Incentive Plan.

(2) "Other Annual Compensation" includes: commuting expenses, with respect to Ms. Wollenberg ($50,692).

(3) Mr. Walker replaced Mr. Blanch as Chairman of the Board and Chief Executive Officer on January 25, 2001.

(4) Mr. Ahlmann resigned from the Company, and from the Board, effective April 1, 2001.

(5) Mr. Fox resigned from the Company effective March 20, 2000.

(6) Mr. Packer resigned from the Company effective February 18, 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with regard to the stock options granted during the fiscal year ended December 2000 to each named executive officer of the Company listed to the Summary Compensation Table above.

                                                    INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                        -----------------------------------------                   VALUE AT ASSUMED
                                         NUMBER OF      % OF TOTAL                                ANNUAL RATES OF STOCK
                                         SECURITIES    OPTIONS/SARS                              PRICE APPRECIATION FOR
                                         UNDERLYING     GRANTED TO    EXERCISE OR                      OPTION TERM
                                        OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
                                         GRANTED(#)    FISCAL YEAR      ($/SH)         DATE        5%($)       10%($)
                                        ------------   ------------   -----------   ----------   ---------   -----------
Edgar W. Blanch, Jr...................     -0-
Chris L. Walker.......................     15,000(1)       1.72%        $21.3813     4/25/10     $154,205    $  435,518
Kaj Ahlmann...........................     -0-
Rodman R. Fox.........................     -0-
Daniel P. O'Keefe.....................     20,000          2.29%        $19.8125     3/30/10     $249,199    $  631,520
Ian D. Packer.........................     -0-
Susan B. Wollenberg...................     10,000          1.14%        $19.8125     3/30/10     $124,599    $  315,760
                                           ------          ----         --------     -------     --------    ----------
                                           30,000          3.43%        $51.2500     1/27/10     $966.925    $2,450,379
                                           ======          ====         ========     =======     ========    ==========

--------------------------

(1) Granted automatically pursuant to a special agreement entered into in 1995; the exercise price for these options is ten percent above the trading price of the Company's Common Stock on the date of each annual issuance. Options fully vested on April 25, 2001. Options have a ten-year term.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth information with respect to the year-end values of Options held by each named executive officer of the Company listed in the Summary Compensation Table below at December 31, 2000. The closing price of the Shares on December 29, 2000, the last trading day of the year 2000, was $17.4375.

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED
                                                                       OPTIONS/SARS AT FISCAL      VALUE OF UNEXERCISED
                                            SHARES                          YEAR-END (#)           IN-THE-MONEY OPTIONS/
                                          ACQUIRED ON     VALUE      ---------------------------   SARS AT FISCAL YEAR-
                                           EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE        END ($)(1)
                                          -----------   ----------   -----------   -------------   ---------------------
Edward W. Blanch, Jr....................    72,000      $1,806,250     441,955         27,909         (2)         (2)
Chris L. Walker.........................    -0-            -0-         226,564         68,127         (2)         (2)
Kaj Ahlmann.............................    -0-            -0-          50,000        200,000         (2)         (2)
Rodman R. Fox...........................    -0-            -0-          -0-           -0-             -0-         -0-
Daniel P. O'Keefe.......................    -0-            -0-          21,962         20,592         (2)         (2)
Ian D. Packer...........................    -0-            -0-          -0-           -0-             -0-         -0-
Susan B. Wollenberg.....................    -0-            -0-          -0-            40,000         -0-         -0-

--------------------------

(1) Based on $17.4375 per Share, which was the closing price of a Share on the New York Stock Exchange on December 29, 2000, which was the last trading day of the Calendar Year 2000.

(2) Held no in-the-money options at December 31, 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board has the overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's responsibilities include approving base and incentive compensation. The Compensation Committee is comprised entirely of Directors who are neither current nor former employees of the Company. There are no compensation committee interlocks, i.e., no executive officer of the Company serves as a member of the board of directors or compensation committee of another entity that has an executive officer serving on the Board or the Compensation Committee at the Company.

    The goal of the Company's executive compensation program is to encourage performance, as well as to attract and retain the management talent required to operate the Company successfully. The program has also been designed to create a strong and direct link between the compensation of the Company's executive officers, on the one hand, and the Company's long range success and shareholder value, on the other hand.

BASE COMPENSATION

    The Compensation Committee reviews and approves annually all salary increases for executive officers. As discussed above, minimum annual base salaries were established pursuant to the employment agreements with certain executive officers. Base salaries are adjusted in the discretion of the Compensation Committee based on the level of responsibility and the individual performance of each officer. Determinations with respect to base salaries are primarily subjective and are not targeted to any specific criteria.

    During 2000, the Company paid base compensation to each of the executive officers as follows: Mr. Blanch, $904,167; Mr. Walker, $551,667; Mr. Ahlmann, $576,875; Mr. Fox $142,917; Mr. O'Keefe $231,875; Mr. Packer $101,346 and
Ms. Wollenberg $189,455.

INCENTIVE COMPENSATION

    The incentive compensation for executive officers of the Company is principally derived from the Company's Management Incentive Plan. The Management Incentive Plan is a shareholder-approved cash bonus plan designed to reward the executive officers for exceptional performance based on the achievement of annual Company performance goals. In order for participants to earn an award, the Company's growth in revenues and net income must exceed predefined amounts. For the year ended December 31, 2000 those predefined amounts were not exceeded and therefore no bonuses were distributed to the executive officers pursuant to the Management Incentive Plan.

STOCK BASED COMPENSATION

    The Compensation Committee believes that ownership of the Company's Common Stock by management can effectively motivate the building of shareholder wealth by aligning the interests of management with those of the Company's shareholders. Stock based compensation for executive officers of the Company has historically taken the form of stock options.

    In 1998 the Board adopted the E.W. Blanch Holdings, Inc. Global Compensation Plan. This plan includes a long term incentive compensation program under which all full-time employees receive an annual grant of stock options, according to a formula set forth in the plan. No options were granted under this plan in 2000 to any of the executive officers.

EXECUTIVE RESTRICTED STOCK INCENTIVE PLAN

    In 1997, the Compensation Committee adopted and the shareholders approved the Company's Executive Restricted Stock Incentive Plan (the "Restricted Stock Incentive Plan"). The purpose of the Restricted Stock Incentive Plan is to provide at-risk, equity-based compensation for officer-level employees, in order to further incentivize those key employees to contribute to the financial success and growth of the Company, to the benefit of the Company's shareholders.

    Under the Restricted Stock Incentive Plan, each eligible participant may make an irrevocable election to forego a specified percent of his or her base compensation in exchange for the right to receive a restricted stock grant. If the target performance goals set by the Committee for the performance period are achieved, the participant is awarded restricted stock equal in value to two times the amount of base compensation the participant elected to forego, which restricted stock vests one-third on the April 1 following the end of that performance period and one-third on April 1 of the two subsequent years. If those target performance goals are not achieved, the participant is awarded restricted stock equal in value to 50% of the amount of base compensation the participant elected to forego, which restricted stock fully vests on the April 1 following the end of that performance period. Messrs. Blanch, Walker, Ahlmann, and O'Keefe elected to participate in the Restricted Stock Incentive Plan in 2000. The performance target established by the Compensation Committee for the 2000 performance period was not achieved, resulting in the award of Shares as reported in the Summary Compensation Table.

RETIREMENT BENEFITS

    Executive officers also participate in the Company's retirement plan which provides for a discretionary contribution by the Company. For 2000 that contribution was 7.5%, of which the first $170,000 of compensation (which is the Internal Revenue Code compensation limit for retirement plans) was contributed to the Company's retirement plan, and the 7.5% of the compensation in excess of the $170,000 Internal Revenue Code limit was paid by the Company as a cash award.

CEO COMPENSATION

    Mr. Blanch served as CEO of the Company from its formation in March 1993 until January 25, 2001. Based on the Stock Performance Graph below, the Company's shareholders have received a total return (consisting of changes in the price of the Common Stock and assuming the reinvestment of all dividends) of -19.34% from December 31, 1995 through December 31, 2000. Effective January 1, 1998 the base salary for Mr. Blanch was increased to $1,000,000 pursuant to the employment agreement discussed above. Effective July 27, 2000, the Committee increased Mr. Blanch's base salary to $1,250,000, but with the commitment that he would be a 20% participant in the Executive Restricted Stock Incentive Plan. On December 11, 2000, at Mr. Blanch's recommendation, his salary was reduced to $750,000, effective for 2001. On January 25, 2001, Mr. Blanch was replaced as CEO by Mr. Chris Walker. Mr. Walker's salary as CEO currently is $750,000.
Mr. Blanch was eligible to receive incentive compensation under the Company's Management Incentive Plan, eligible to participate in the Executive Restricted Stock Incentive Plan and received benefits pursuant to the Company's retirement plan. Mr. Blanch received no bonus under the 2000 Management Incentive Plan.
Mr. Blanch received no options under the Company's Global Compensation Plan, as discussed above. Compensation decisions with regard to Mr. Blanch were based primarily on his level of responsibility, individual performance and Company performance.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" and compensation paid pursuant to plans adopted prior to a Company's initial public offering of securities will not be subject to the deduction limit if certain requirements are met. During fiscal year 2000 Mr. Blanch's compensation exceeded the Section 162(m) limit; accordingly, a tax deduction was not taken on this amount. The Company currently intends to structure the compensation of its executive officers in a manner that avoids the deduction limits of
Section 162(m). Accordingly, in order to comply with the shareholder approval requirements for "performance-based compensation", the Company is submitting for shareholder approval its Management Incentive Plan.

                             Compensation Committee
                             Steven G. Rothmeier, Chairman
                             Paul B. Ingrey, Member
                             Gerald A. Isom, Member
                             James N. Land, Jr., Member
                             William B. Madden, Member

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationships exist between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

                   COMPLIANCE WITH EXCHANGE ACT SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. To the Company's knowledge during the year 2000 all Directors and executive officers of the Company complied with their Section 16(a) filing requirements, except: a Form 3, Initial Statement of Beneficial Ownership Of Securities due February 6, 2000 was filed April 3, 2000 for Susan B. Wollenberg; and, a Form 4 Statement of Changes in Beneficial Ownership for March, due
April 10, 2000, was filed April 11, 2000 for Paul B. Ingrey.

              AMONG E. W. BLANCH HOLDINGS, INC., THE S&P 500 INDEX
                      AND THE S&P INSURANCE BROKERS INDEX
                            CUMULATIVE TOTAL RETURN

                                               12/95      12/96      12/97      12/98      12/99      12/00
                                              --------   --------   --------   --------   --------   --------
E.W. Blanch Holdings, Inc...................   100.00      87.72     152.39     212.58     276.79      80.66
S&P 500.....................................   100.00     122.96     163.98     210.84     255.22     231.98
S&P Insurance Brokers.......................   100.00     118.89     172.87     189.95     276.96     315.84

------------------------

* $100 invested in Shares on December 31, 1995--including reinvestment of dividends.

                      CERTAIN OTHER IMPORTANT INFORMATION

    Further information regarding the Offer and the Merger is contained in the
Schedule 14D-9 accompanying this Information Statement and filed by the Company with the SEC on the date hereof.

    To the best of the Company's knowledge, after reasonable inquiry, and based entirely on information provided by Parent and Purchaser:

1. Except for Mr. Rodman R. Fox, a director of Parent, who beneficially owns approximately 2,000 Shares, of which approximately 180 Shares are beneficially owned jointly with his spouse, none of Parent, Purchaser, any of the Designees or any associate or majority-owned subsidiary of Parent or Purchaser or any of the Designees beneficially owns or has any right to acquire, directly or indirectly, any Shares.

2. Except as provided herein or in the Merger Agreement, the employment agreements discussed in the section "Employment Agreements and Compensation Arrangements," or as otherwise described herein, none of Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the Designees, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

3. Except as set forth herein, none of Parent, Purchaser nor any of the Designees, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

    Information in this Information Statement regarding Parent, Purchaser, any of the Designees or their affiliates was provided by Purchaser and the Company assumes no responsibility for such information.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       E.W. BLANCH HOLDINGS, INC.

                                                       By:  /s/ CHRIS L. WALKER
                                                            -----------------------------------------
                                                            Name: Chris L. Walker
                                                            Title: CHAIRMAN OF THE BOARD AND
                                                                 CHIEF EXECUTIVE OFFICER
                                                            Dated: April 30, 2001

                                                                       EXHIBIT A

                           E.W. BLANCH HOLDINGS, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I.  PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

    - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

    - Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

    - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board.

    - The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Directors are "independent" if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. In particular, no member of the Committee shall be a current employee of the Company or an employee during the previous three years; shall have (or in the previous three years has had) a business relationship with the Company, unless the Board determines that the business relationship does not interfere with the director's exercise of independent judgment; shall be employed as an executive of another corporation where any of the Company's executives serve on that corporation's compensation committee; or shall be an immediate family member of an executive officer of the Company or any of its affiliates.

    All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

    The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee at its discretion may meet periodically with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Company's financials consistent with IV.4. below.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

                            DOCUMENTS/REPORTS REVIEW

    1. Review and update this Charter periodically, at least annually, as conditions dictate.

    2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    3. Review the regular internal reports to management prepared by the internal auditing department and management's response, and review and approve the scope of the annual internal audit plan.

    4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

                            INDEPENDENT ACCOUNTANTS

    5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

    6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

                         FINANCIAL REPORTING PROCESSES

    8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

    9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

    10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

    11. Prepare a report annually to be included in the Company's proxy statement. The report shall disclose whether the Committee has reviewed and discussed the audited financial statements with management and with the Company's independent auditors (including those matters set forth in SAS 61); whether the Committee has received the written disclosures from the Company's independent auditors as required by ISB Standard No. 1 and has discussed with the auditors the auditor's independence; and whether, based on its discussions with management and the auditors, the Committee

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
recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K.

                              PROCESS IMPROVEMENT

    12. Establish systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    13. Following completion of the annual audit, review with management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    14. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

                          ETHICAL AND LEGAL COMPLIANCE

    15. Establish, review and update periodically a Compliance Policy that establishes a code of ethical conduct, and review periodically management's enforcement and implementation of this Compliance Policy.

    16. Review activities, organizational structure, and qualifications of the internal audit department.

    17. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

    18. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

    19. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

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